Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North American Energy Partners Inc.

We consent to the use of our report dated June 19, 2007 on the consolidated balance sheets of North American Energy Partners Inc. (formerly NACG Holdings Inc.) as at March 31, 2007 and 2006 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended March 31, 2007 and our report dated June 29, 2007 on the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in accounting policies by the Company as discussed in Note 3(r) to the consolidated financial statements, with respect to the accounting for stock-based compensation for employees eligible to retire before the vesting date and determining the variability to be considered in applying the variable interest entities standards in 2007.

/s/ KPMG LLP

Edmonton, Canada

June 29, 2007